As filed with the Securities and Exchange Commission on December 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

CGI Inc.

(Exact name of registrant as specified in its charter)

Québec, Canada	98-0406227
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

CGI Inc. 1350 René-Lévesque Blvd West 25th Floor Montreal, Québec Canada H3G 1T4	None
(Address of principal executive offices)	(Zip Code)

Share Purchase Plan for Certain Employees of CGI Inc. and its Subsidiaries

(Full title of the plan)

CGI Technologies and Solutions Inc.

11325 Random Hills Road

Fairfax, Virginia 22030,

Attn: Lisa Hertzberg

(Name and address of agent for service)

(703) 267-8000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a small reporting company. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extend ed transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

CGI Inc. (the “Registrant”) files this Registration Statement on Form S-8 (this “Registration Statement”) for the purpose of registering 3,000,000 shares of the Registrant’s Class A subordinate voting shares, without par value (the “Class A Shares”) in connection with the Share Purchase Plan for Certain Employees of CGI Inc. and its Subsidiaries (the “Plan”). The documents containing the information specified in Part I of Form S-8 are not required to be and are not being filed with the Securities and Exchange Commission (the “SEC”) but will be sent or given to each participant in the Plan as specified by Rule 428(b)(1) promulgated by the SEC under the of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference in and made a part of this Registration Statement, as of their respective dates:

(a)	The Registrant’s Annual Report on Form 40-F for the fiscal year ended September 30, 2025, as filed with the SEC on December 17, 2025.

(b)

The description of the Registrant’s Class A Shares contained under the caption “Voting Shares and Principal Holders of Voting Shares” in the Registrant’s Management Proxy Circular dated December  1, 2025, as furnished to the SEC on the Registrant’s Report of Foreign Private Issuer on Form 6-K on December 17, 2025.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is, or is deemed to be incorporated, by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

No document or information deemed to be furnished and not filed in accordance with rules of the SEC shall be deemed to be incorporated herein by reference unless such document or information expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under the Quebec Business Corporations Act, a corporation must indemnify its directors and officers, and former directors and officers, as well as its mandatary, or any other person who acts or has acted at the corporation’s request as a director or officer of another group against all costs, charges and expenses reasonably incurred in the exercise of their functions, including an amount paid to settle an action or satisfy a judgment, or arising from any investigative or other proceeding in which the person is involved if (i) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful. The corporation must also advance moneys to such a person for the costs, charges and expenses of any such proceeding.

The corporation may not indemnify any such person if the court determines that the person has committed an intentional or gross fault. In such a case, the person must repay to the corporation any moneys advanced.

A corporation may, with the approval of the court, in respect of an action by or on behalf of the corporation or of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request, against a person entitled to be indemnified, advance the necessary monies to the person or indemnify the person against all costs, charges and expenses reasonably incurred by the person in connection with the action, if (i) the person acted with honesty and loyalty in the interest of the corporation or, as the case may be, in the interest of the other group for which the person acted as director or officer or in a similar capacity at the corporation’s request; and (ii) in the case of a proceeding that is enforced by a monetary penalty, the person had reasonable grounds for believing that his or her conduct was lawful.

The Registrant has purchased a policy of insurance for the benefit of itself and the directors and officers of the Registrant against liability incurred by the directors and officers in the performance of their duties. The amount of coverage is U.S. $150,000,000 in the aggregate for each year and in respect of any one claim. By the terms of the policy, in circumstances where a director or officer has a claim against the Registrant in respect of a loss covered by the policy, the Registrant may, subject to the terms and conditions of the policy, claim on the policy for the loss less a deductible of (i) U.S. $10,000,000 for claims related to the violations of the Securities Act of 1933, the Exchange Act or related to state statutes regulating securities similar to the foregoing for claims in the United States, and, (ii) U.S. $10,000,000 for all other claims which may be indemnified by the Registrant under the policy. In addition, where a director or officer has a claim against the insurers in respect of a loss covered by the policy, the director or officer may claim on the policy for the loss and there is no deductible for the director or officer.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

INDEX OF EXHIBITS

4.1	Share Purchase Plan for Certain Employees of CGI Inc. and its Subsidiaries

23.1	Consent of PricewaterhouseCoopers LLP

24.1	CGI Inc. Power of Attorney (included on the signature page of this Registration Statement)

107.1	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montreal, Province of Québec, Canada, on December 19, 2025.

CGI INC. (Registrant)

By:	/s/ François Boulanger
François Boulanger President and Chief Executive Officer

Dated: December 19, 2025

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Francois Boulanger, Steve Perron, and Benoit Dubé, and each of them singly, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this Registration Statement, and any registration statement relating to the offering covered by this Registration Statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Name	Title	Date

/s/ François Boulanger	President and Chief Executive Officer and Director	December 19, 2025
Francois Boulanger

/s/ Steve Perron	Executive Vice President and Chief Financial Officer (principal financial officer)	December 19, 2025
Steve Perron

/s/ Anny Lavoie	Vice President, Finance and Corporate Controller (principal accounting officer)	December 19, 2025
Anny Lavoie

Name	Title	Date

/s/ Julie Godin	Executive Chair of the Board of Directors and Director	December 19, 2025
Julie Godin

/s/ Serge Godin	Founder of CGI and Co-Chair of the Board of Directors and Director	December 19, 2025
Serge Godin

/s/ George A. Cope	Lead Director	December 19, 2025
George A. Cope

/s/ Sophie Brochu	Director	December 19, 2025
Sophie Brochu

/s/ Jacynthe Côté	Director	December 19, 2025
Jacynthe Côté

/s/ Gilles Labbé	Director	December 19, 2025
Gilles Labbé

/s/ Michael B. Pedersen	Director	December 19, 2025
Michael B. Pedersen

/s/ Stephen S. Poloz	Director	December 19, 2025
Stephen S. Poloz

/s/ Mary G. Powell	Director	December 19, 2025
Mary G. Powell

/s/ Alison C. Reed	Director	December 19, 2025
Alison C. Reed

/s/ George D. Schindler	Director	December 19, 2025
George D. Schindler

/s/ Kathy N. Waller	Director	December 19, 2025
Kathy N. Waller

/s/ Frank Witter	Director	December 19, 2025
Frank Witter

Authorized Representative CGI Technologies and Solutions Inc. (Authorized Representative)

By:	/s/ Benoit Dubé
Benoit Dubé Executive Vice-President, Legal and Economic Affairs, and Corporate Secretary

Dated: December 19, 2025